BlackRock Municipal Bond Fund, Inc. Insured Fund

FILE #811-02688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/13/2007	MASSACHUSETTS ST HSG FIN AGY HSG R	106,670,000	7,000,000

Lehman Brothers, J.P. Morgan Securities Inc., UBS Securities LLC, A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., Goldman, Sachs & Co. , Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated, Piper Jaffray, Raymond James & Associates, Inc

5/17/2007	MIAMI-DADE CNTY FLA AVIATION REV	600,000,000	1,500,000

UBS Investment Bank; Citigroup Global Markets Inc.; Morgan Stanley & Co. Incorporated; Ramirez & Co., Inc.; Siebert Brandford Shank & Co. LLC; Banc of America Securities LLC; Butler Wick & Co., Inc.; Estrada Hinojosa & Company, Inc.; Goldman, Sachs & Co.; Jackson Securities, LLC; Loop Capital Markets, LLC; Merrill Lynch & Co.; M.R. Beal & Company; Rice Financial Products Company